Exhibit 5.1

May 23, 2022

Armata Pharmaceuticals, Inc. 4503 Glencoe Avenue Marina del Rey, California 90292-3552

Ladies and Gentlemen:

We have acted as counsel to Armata Pharmaceuticals, Inc., a Washington corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, covering the resale of up to 9,000,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), warrants (the “Warrants”) to purchase 4,500,000 shares of Common Stock (the “Warrant Shares”, and together with the Warrants and the Shares, the “Securities” ), originally issued to the selling shareholder pursuant to the Securities Purchase Agreement dated February 9, 2022 (the “Purchase Agreement”) by and between the Company and the selling shareholder.

In rendering this opinion, we have examined the Registration Statement, a Certificate of Existence/Authorization of the Company from the Washington Secretary of State dated May 23, 2022 (the “Certificate of Existence”), and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements, certificates or instruments, that all such agreements, certificates or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinion set forth below.

As a result of and subject to the foregoing, we are of the opinion that (i) based solely on the Certificate of Existence, the Company is a corporation validly existing under Washington law, and (ii) the Securities have been duly authorized for issuance, and upon the issuance and delivery of the Shares against payment of the consideration therefor, the Shares were validly issued, fully paid and non-assessable, and upon the issuance and delivery of the Warrant Shares against payment of the consideration therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the Washington Business Corporation Act as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws, rules or regulations of any other jurisdiction or regulatory body.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities, the Registration Statement or the Prospectus.

Armata Pharmaceuticals, Inc.

May 23, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, LANE POWELL pc /s/ Lane Powell PC